Norfolk Southern Corporation Investor Book 2005

Table of Contents

Section 1 -- An Introduction to Norfolk Southern

Section 2 -- Markets

Section 3 -- Track Record

Section 4 -- Financial

Section 5 -- Corporate Information

Forward-Looking Statements

Some or all of the documents in this book contain or are based in whole or in part on "forward-looking statements," as that term is defined in the Private Securities Litigation Reform Act of 1995. Such statements (which usually are introduced with words such as "expect," "anticipate," "plan," "believe" and other words having a similar meaning and used in connection with future events) are founded on expectations, estimates and projections that reflect Management's good-faith evaluation of information available at the time the statements were made. As such, they are based upon, and will be influenced by, a number of external variables -- more particularly described and identified in our most recent annual report and quarterly report to the Securities and Exchange Commission (SEC) on Form 10-K and Form 10-Q -- over which the Corporation may have no, or incomplete, control: for example, (1) changes in the economic or credit environment in the United States and abroad; (2) competitive conditions and pricing levels; (3) legislative and regulatory developments; (4) changes in tax laws; and (5) other risks and uncertainties not now identified. Accordingly, actual outcomes and results already or eventually may differ materially from those indicated in such forward-looking statements.

We undertake no obligation publicly to correct or update any forward-looking statement; should we elect to update one or more such statements, we undertake no obligation to make further updates, with respect either to the updated statement(s) or to any other statement. Corrections and updates may appear in our public filings with the Securities and Exchange Commission, which you are advised to consult.

An Introduction to Norfolk Southern

Our Vision

Be the safest, most customer-focused and successful transportation company in the world

Description of Business

Norfolk Southern Corporation (NYSE:NSC) is a Norfolk, Virginia-based company that controls a major freight railroad, Norfolk Southern Railway Company. The railway operates approximately 21,500 route miles in 22 eastern states, the District of Columbia and the province of Ontario, Canada, serves all major eastern ports and connects with rail partners in the West and Canada, linking customers to markets around the world. Norfolk Southern provides comprehensive logistics services and offers the most extensive intermodal network in the East.

Major Subsidiaries

Pocahontas Land Corp. owns and/or manages more than a million acres of coal resources in Alabama, Illinois, Kentucky, Tennessee, Virginia and West Virginia.

Triple Crown® Services provides truck-competitive intermodal service featuring the innovative RoadRailer® trailer.

Equal Opportunity Policy

Norfolk Southern Corporation's policy is to comply with all applicable laws, regulations and executive orders concerning equal employment opportunity and nondiscrimination and to offer employment on the basis of qualification and performance, regardless of race, religion, color, national origin, sex, age, sexual orientation, veteran status, the presence of a disability or any other legally protected status.

Environmental Policy

Norfolk Southern's environmental policy requires every employee to understand and comply with environmental requirements on the job. Public agencies and the affected public are to be informed of any incident with the potential to cause environmental harm. Wastes are to be minimized through recycling, reduced consumption and use of environmentally preferred materials, and non-polluting technologies. Cooperation is to be given all governmental/environmental authorities. All laws and regulations related to protecting the environment and transporting environmentally sensitive materials are to be complied with in full.

Our Mission

Norfolk Southern's mission is to enhance the value of our stockholders' investment over time by providing quality freight transportation services and by undertaking any other related businesses in which our resources, particularly our people, give the company an advantage.

Our Creed

We are responsible to our stockholders, customers, employees and the communities we serve.

For all our constituencies, we will make safety our highest priority.

For our customers, we will provide quality service, always trying to reduce our costs in order to offer competitive prices.

For our stockholders, we will strive to earn a return on their equity investment that will increase the value of their ownership. By generating a reasonable return on invested capital, we will provide the security of a financially strong company to our customers, employees, stockholders and communities.

For our employees, our greatest asset, we will provide fair and dignified treatment with equal opportunity at every level. We will seek a talented, diverse work force and management with the highest standards of honesty and fairness.

For the communities we serve, we will be good corporate citizens, seeking to enhance their quality of life through service, jobs, investment, and the energies and good will of our employees.

Corporate Governance Guidelines

Norfolk Southern is committed to high standards of corporate governance, and the Board of Directors continually reviews and strengthens the company's policies.

Implementing rules of the New York Stock Exchange, the Board determined that all NS directors are independent, with the exception of David Goode, NS chairman and chief executive officer and Wick Moorman, president.

Board committees were restructured in January 2005. The Compensation Committee combines duties previously held by it and the Performance-Based Compensation Committee. Only independent directors may serve on the Compensation, Audit and Governance and Nominating committees.

A Code of Ethics applies to directors in addition to officers and employees.

A Code of Ethical Conduct for Senior Financial Officers has been adopted.

Governance Guidelines, Board committee charters, the corporation's bylaws, Code of Ethics, Code of Ethical Conduct for Senior Financial Officers and procedures for reporting accounting concerns are posted on the NS web site at www.nscorp.com.

The Board and the committees continue to perform annual self-evaluations, which are established practices at NS.

The Internal Audit Hotline, in existence for many years, has been designated for use by employees and third parties who wish to report concerns about accounting and audit matters confidentially. The number is (800) 732-9279.

The NS Board has determined that the Audit Committee includes at least one audit committee financial expert.

Shareholders can contact outside Board members by sending written communication to the Chair of the Governance and Nominating Committee, c/o Corporate Secretary, Norfolk Southern Corporation, Three Commercial Place, Norfolk, Virginia 23510. All communications directed to this address will be forwarded to the Chair.

NS Supports Employee Reservists

Norfolk Southern continued its support of employee reservists activated for Operation Enduring Freedom, Iraqi Freedom and Noble Eagle, the war on terrorism declared by President George W. Bush.

Beginning with the activation of reservists in 2001, NS has offered enhanced benefits designed to help employees and their families during the deployments. The leave benefits include a monthly income supplement and continued health care and life insurance coverage.

Safety

E.H. Harriman Memorial Gold Medal Award for Employee Safety

Norfolk Southern employees earned in 2004 an unprecedented fifteenth consecutive award for the best safety record among the nation's largest railroads. The Harriman is awarded in May based on the company's safety performance in the prior year.

Until it has achieved the ultimate goal of an accident- and injury-free workplace, NS will strive to improve its safety practices.

NS applies the same focus on train and community safety. Safety outreach includes training state and local emergency responders as part of the Transportation Community Awareness Emergency Response (TRANSCAER) initiative to assist communities in developing their hazardous material emergency response plans.

Performance Recognition

Operating efficiency improvements allow Norfolk Southern to provide quality service. NS provided customer United Parcel Service with 200 consecutive error-free days, doubling the length of its 2003 streak and setting a record.

Following are some NS honors:

Toyota presented NS with its President's Award for exemplary service and two Logistics Excellence Awards for quality and on-time performance. NS earned these awards for providing transportation of finished vehicles with fewer defects than any other Toyota rail carrier and providing consistent, reliable service.

Schneider National Carriers named NS a Partner in Quality - 2004 Carrier of the Year, which recognizes service quality, ease of doing business, creativity and customer service.

Owens Corning honored NS with its Service Excellence Award and named Triple Crown Services Carrier of the Year - Intermodal Provider.

CH Robinson awarded NS the Intermodal Rail Carrier of the Year for 2004 based on customer service, ease of doing business and service quality.

Logistics Management magazine named NS the winner of its Quest for Quality Rail Service Award.

Railway Age magazine named NS Chairman and Chief Executive Officer David R. Goode 2005 Railroader of the Year.

Quality Processes Add Value

Norfolk Southern continues to raise the bar in the Thoroughbred Quality process, which is comprised of two main initiatives.

The first is registration to the internationally recognized ISO 9001:2000 standard, which provides a highly effective business management system that formalizes NS' customer service objectives. The second component is implementation of Six Sigma problem-solving methodology as a tool to improve the processes to meet those objectives.

Six Sigma is a fact-based methodology, which evaluates problems that cause variation in service quality. NS plans to train 60 greenbelts in 2005 and has opened training to customers.

The company's transportation operations, major mechanical shops and six other key business areas are registered to the ISO 9001:2000 standard, which requires NS to monitor and measure customer service satisfaction in addition to adoption of a continual improvement process.

Since adopting Six Sigma methodology in 2001, NS has completed 125 projects with an additional 90 projects identified that should improve service and reduce costs. As NS continues to train employees in Six Sigma methodology, its project list will continue to expand.

NS continues to use Six Sigma to improve its Thoroughbred Operating Plan, or TOP, to increase on-time performance and reduce variability in customer delivery times. NS has targeted local operations to reduce service variation in approximately 40% of its terminals and plans to review the remaining terminals in 2005.

Traffic lanes are continually monitored and Six Sigma employee teams are assigned to implement permanent solutions where needed. Power Assessment Teams also have been created to maximize locomotive utilization in both merchandise and coal service.

Schedule of Quarterly Earnings Meetings

Norfolk Southern is scheduled to hold the following quarterly meetings in 2005:

First Quarter
April 27, 2005

Second Quarter
July 27, 2005

Third Quarter
October 26, 2005

Norfolk Southern conducts its meetings in New York unless otherwise indicated. A live broadcast of the meeting (listen-only) is available through the company's web site at www.nscorp.com under the "Investors" section. Prepared remarks and slides of the presenters and dates of future analyst meetings are posted in the section as well. Audio replays of the broadcasts are available on the web site following each meeting.

Norfolk Southern also broadcasts each meeting through a conference call (listen-only) that is available by dialing (973) 582-2713 several minutes prior to 9 a.m. eastern time. Audio replays are available for one week following the meeting and details regarding digital replays are provided each quarter.

For electronic notification of earnings events, subscribe to NSInvest, Norfolk Southern's e-mail distribution list for news releases on earnings and issues pertaining to the financial performance of Norfolk Southern Corporation. To subscribe, simply follow instruction on the company's web site under the "Investors" section.

Norfolk Southern System

Norfolk Southern's system extends over 21,500 route miles, serving 22 states, the District of Columbia and the province of Ontario, Canada.

Norfolk Southern offers the East's most extensive intermodal network and provides comprehensive transportation logistics services supported by innovative data systems and technology.

Norfolk Southern's network is comprised of three regions: 1) Eastern, 2) Western and 3) Northern and blankets much of the eastern U.S.

For international business, NS serves over 20 ports, linking customers to markets around the world.

Pocohontas Land Corporation

Pocahontas Land Corporation (PLC) is Norfolk Southern's natural resources subsidiary and a vital contributor to its core rail business. PLC owns and/or manages a million acres of land containing coal in Alabama, Illinois, Kentucky, Tennessee, Virginia and West Virginia.

Coal

Coal mining lessees produced a total of 28.9 million tons of coal in 2004, most of which was hauled by NS. To date, more than 2.5 billion tons of coal has been mined from PLC and affiliated properties. The company is constantly seeking coal lands to ensure abundant supplies of coal tributary to NS' rail lines to serve the markets of the 21st century. PLC estimates its remaining coal reserves to be 1.8 billion tons, categorized as shown in the charts to the right.

PLC has interests in joint ventures involving a state-of-the-art lumber manufacturing plant near Charleston, W.Va.; a crosstie production facility near Justice, W.Va.; and another lumber and crosstie mill near Duffield, Va. Both crosstie mills supply crossties to Norfolk Southern.

PLC now manages the oil and gas reserves owned by NS and its subsidiaries. PLC continues to pursue profitable growth opportunities and strives to achieve its vision to "be the most responsible, innovative and successful owner and manager of natural resource properties."

By Volatile Matter* (tons)
Low-volatile	308 million
Mid-volatile	97 million
High-volatile	1,409 million
Total	1,814 million
* Volatile matter is a key coal characteristic that coke producers consider in determining coal blends for their coke that goes into blast furnaces.

By Sulfur Content** (tons)
Compliance	578 million
Low-sulfur	880 million
High-sulfur	356 million
Total	1,814 million
** Compliance <1.2 lbs.SO2 / mmBtu Low-sulfur 1.2-2.5 lbs. SO2 / mmBtu High-sulfur > 2.5 lbs. SO2 / mmBtu

Triple Crown ® Services

Triple Crown Services (TCS) is a bimodal, truckload transportation company utilizing unique RoadRailer® trailers to combine both over-the-road and on-the-rail transportation.

The company has headquarters in Fort Wayne, Ind., and maintains a fleet of over 6,500 trailers, providing transportation service throughout the eastern two-thirds of the U.S. and to Toronto and Montreal, Canada.

Environmentally positive, TCS takes traffic off the highways, reducing airborne pollutants and lessening the demands on the highway infrastructure.

TCS offers a door-to-door truckload service featuring the innovative RoadRailer trailer, which can go anywhere and do anything a conventional truck can do, plus it has the self-contained capability of riding directly on the rails.

Truckload freight is picked up from shippers and driven to one of 14 Triple Crown Services terminals, where trailers are set on railroad wheels, called bogies. The assembled trains then travel to destination terminals, where trailers are hooked to tractors and delivered to consignees.

In July 1998, Triple Crown Services became an ISO: 9002 registered company. This registration enables TCS to create a product that supports the company's quality policy, which states: "Triple Crown Services is committed to creating value by providing high quality, customer-focused transportation service in a safe and growing environment."

In addition, Owens Corning in 2005 named Triple Crown Services Carrier of the Year - Intermodal Provider.

Triple Crown Service Network:

Markets -- An Overview

Freight transportation is undergoing immense change, and it favors railroads. Demand for rail transportation is expanding in all major business sectors: coal, intermodal and general merchandise. In 2004, Norfolk Southern set record revenues in all three sectors.

By delivering value to customers with a network prepared for the year's surging demand for rail freight service, revenue grew to $7.3 billion, a 13% increase over 2003. Higher volumes, value-based pricing and fuel surcharges led to the revenue growth. Intermodal, coal, metals and construction and chemicals all posted double-digit revenue increases. Revenues from highway-to-rail conversions increased by an estimated 78%.

Norfolk Southern's balanced traffic portfolio reduces dependence on any one sector of the economy. General merchandise traffic accounted for 55% of total Norfolk Southern revenues, while coal accounted for 24% and intermodal 21%. Norfolk Southern continues to focus on increasing revenues and profitability in each market group to realize the potential of its premier network.

A dynamic convergence of circumstances is driving demand while shaping a structural change in the basic nature of the transportation business.

Rising freight volumes have strained the capacity of highways, increasing congestion.

Driver and equipment shortages are increasing costs for trucking companies.

Fuel prices favor the inherent efficiency advantages of railroads. One intermodal train pulled by two locomotives can haul the equivalent of up to 300 trucks. Trucking companies are converting business to rail, accelerating growth in intermodal traffic.

Changing ocean shipping patterns have led to a surge of intermodal traffic at East Coast ports.

NS has positioned itself to take on additional business and handle it effectively and efficiently. New systems have enhanced operating efficiency, service and capacity.

Thoroughbred Operating Plan (TOP) and the Coal Transportation Management System (CTMS) are driving improved service and capacity for NS' coal and general merchandise networks.

NS continues to strengthen its network for supporting new business growth anticipated as a result of improved service and a strong economy.

Coal

Business Description

Norfolk Southern Corporation is one of the nation's largest transporters of coal for utilities, steel producers and industrial users and for export to countries around the world.

Norfolk Southern serves coalfields in Virginia, West Virginia, Kentucky, Pennsylvania, Indiana, Illinois, Ohio, Alabama and Tennessee. These coalfields contain some of the world's best low-sulfur, high-Btu steam coals and high-quality metallurgical coals. NS also transports Powder River Basin, Colorado and imported coals to eastern and midwestern utilities.

2004 Review / 2005 Outlook

Utility Coal

In 2004, NS utility coal tonnage increased 3% compared with 2003, primarily driven by a 2% increase in electricity production in NS' service region fueled by a generally rebounding U.S. economy. Utilities increased burn to meet heavier electricity demand, which in part kept coal stockpiles below target levels across NS' service areas. National Oceanic Atmospheric Administration (NOAA) forecasters indicate the NS service area was adversely impacted by warmer- and wetter-than-average weather for most of the year, especially in the Southeast due, in part, to tropical systems and hurricanes.

Utility coal stockpiles remained below target levels across NS' service area due in part to increased demand. Appalachian coal mines showed modest production increases in 2004 following steady production declines in 2002 and 2003 in the wake of increased coal prices and utility coal demand. Eastern U.S. coal production struggled to keep pace with increased electricity demand and strong demand from metallurgical coal consumers. Increased demand and tight supply from central and northern Appalachian mines prompted some customers to ship coals from non-traditional coal fields in Wyoming and Colorado in addition to more imported coal.

NS' northern utility coal tonnage growth was moderated by the closing of coal-fired plants at Ontario Power as well as a shift of northern Appalachia coal production from utility consumption to domestic metallurgical and export metallurgical coal markets.

Two of NS' utility customers, Duke Energy (Duke) and Carolina Power and Light (CP&L), filed rate reasonableness cases with the Surface Transportation Board (STB) alleging that NS' tariff rates for the transportation of coal were unreasonable. On Oct. 20, 2004, in a consolidated decision, the STB found NS' rates to be reasonable in both cases. At the STB's invitation, Duke and CP&L each initiated proceedings to determine whether phasing constraints should apply.

As the STB has explained, the phasing constraint is an independent constraint relating not to the reasonableness of a rate, but to the reasonableness of collecting it immediately. The phasing constraint has never been invoked by a complainant utility in a rate case, and the STB has never applied it. Therefore, it is unknown how the STB would balance factors, including the requirements of the railroads; the magnitude of the proposed increase; the magnitude of past increases; the dependence of the utility on coal; the economic conditions in the final destination market and the economic conditions in the coal supply area; whether it would find the phasing constraint applicable, and if it did, whether phasing would be ordered retroactively or prospectively or both. Additionally, Duke and CP&L have appealed the October 2004 STB decision on reconsideration to the D.C. Circuit Court of Appeals.

Although NS has made an estimate of the ultimate resolution of these cases, due to these uncertainties, future development in these cases may result in adjustments that could have a favorable or unfavorable material impact on results of operations in a particular quarter or year. Over the long term, NS believes the STB decision in the Duke and CP&L proceedings will help support improved pricing for coal transportation services.

The outlook for utility coal remains positive. Coal-fired generation continues to be the lowest cost source for electric generation that has additional growth capacity above current levels. Natural gas prices are expected to remain high while nuclear generation capacity growth becomes increasingly limited. Current market conditions should allow NS to continue to improve yields in this market. Going forward, domestic western origin and imported coals are expected to continue to become an increasingly important source of additional coal supply to overcome the supply imbalance created by increased utility demand and the supply constraints of traditional coal sources. Utilities are expected to continue to use coal-fired plants to meet increased electricity demand because of coal's low generating cost, a generally strengthening economy and the NOAA weather projection for the return of normal weather patterns in 2005. Natural gas prices are expected to remain higher than coal energy prices. As always, demand will be influenced by weather.

There remains a number of evolving environmental issues that have the potential to increase or ease cost pressures on the utility coal market, depending upon their outcome. These include a new national energy policy, proposed multi-emissions legislation, mercury emissions standard, new source review and the fate of the United States participation in the Kyoto Protocol. In addition, court rulings that stopped certain low-cost strip mining techniques have limited supply growth. Although impending developments with these environmental issues could potentially increase cost pressures on coal-fired generation, the outlook remains positive for maintaining coal's position in the power generation mix for regions served by NS. Favorable developments with these issues could actually ease cost pressures on coal-fired generation, further strengthening coals' position. Some utilities have added emis sion control technologies to electric generating units in advance of governmental requirements and are advancing plans to more fully use existing coal-fired power plants.

Export Coal

Export volume increased 35% in 2004 compared with 2003, primarily due to sustained strong demand globally for high quality metallurgical coal and China 's continued growing consumption of coal for steel production and electricity generation.

The unprecedented demand for raw materials used to make steel in China and India reversed the oversupply of coking coal that has characterized the market for the last several years. In particular, China 's demand has had a dramatic impact on the world market for coking coal and ocean freight. The devaluation of the U.S. dollar relative to foreign currency, such as the Euro and Australian dollar, also increased demand for U.S. metallurgical coal abroad. Australia shifted it supply of coal from Europe to Asia to meet burgeoning demand. Europe saw a five-fold price increase in Chinese coke, forcing increased local coke production and benefiting U.S. metallurgical coal demand.

Volume through Baltimore and Lambert's Point increased 159% and 16%, respectively.

U.S. exports in 2004 were constrained by tight supply at eastern coal mines. Coal prices increased as producers diverted high-volatile metallurgical coal away from utility to metallurgical markets. International buyers began securing tonnage and stable price commitments for their future coal needs and entered into multi-year contracts that should enable U.S. suppliers to make capacity expansions. Looking ahead, the market shifts in 2004 appear to be structural and less transitory. Export coal volume for 2005 is expected to continue to show growth. Strong international demand for metallurgical coal should be aided by a weaker dollar and higher shipping costs making U.S. coal more competitive. Increases in demand for export coal could put pressure on the availability of utility coal.

Export Coal Transshipped (tons)

	2002 (Net Tons)	2003 (Net Tons)	2004 (Net Tons)
Through Lambert's Point	8,313,633	10,627,895	12,333,800
Through Baltimore	2,638,176	1,565,859	4,090,530
Total Export Coal	10,951,809	12,193,754	16,424,330

Metallurgical Coal, Coke And Iron Ore

Domestic metallurgical coal, coke and iron ore volume in 2004 was consistent with 2003 levels due primarily to steady demand for metallurgical coal for steel production. Metallurgical coal tonnage increased 12% while coke tonnage decreased 6% as a result of tight availability and a reduction in the number of blast furnaces to produce coke. Blast furnaces are fewer in number than in previous years. Iron ore tonnage declined 21% due to reduced production.

Increased export demand for metallurgical coal tightened the amount available for domestic use, which resulted in a price increase. Consequently, inferior coals began to shift to this market. Inventories of metallurgical coal at coke plants became low, especially in the second half of 2004. As a result, demand for imported coke remained high and became a larger component of domestic steel companies' coke requirements. Iron ore shipments declined; however, steel companies are increasing their steel-making capacity. A new coke production plant in Haverhill, Ohio, will begin operation in 2005, which should generate additional inbound coal and outbound coke shipments.

Going forward, metallurgical coal and coke tonnage should improve, and iron ore tonnage is expected to increase modestly over 2004 levels. Blast furnaces are expected to run near capacity as domestic demand for metallurgical coal grows. Continued growth of the world steel market continues to look likely.

Other Coal

In 2004, other coal traffic, principally steam coal shipped to manufacturing plants, increased 2% compared with year-earlier volumes primarily due to new business attracted from industrial customers and a generally strengthening U.S. economy. Increased demand and tight coal supply strained stockpile levels, and although customers continue to replenish stockpiles, downward pressure could be exerted on this sector due to plant closures and competitive market conditions.

Intermodal

Business Description

Intermodal shipments involve the transportation of shipping containers or truck trailers by rail. Norfolk Southern segments its intermodal business into four groups: 1) International, 2) Premium, 3) Domestic and 4) Triple Crown.

1) International: Traffic in this segment is generated from a large number of Atlantic and Gulf Coast ports served by NS, as well as interline mini-landbridge Pacific trade business generated through the West Coast ports.

2) Premium : This is the most demanding segment in terms of service, and NS' share of this traffic is expected to increase with service improvements. Customers in this group include UPS, United States Postal Service and select LTL carriers.

3) Domestic: This segment also is service sensitive and should provide a considerable source of traffic growth as service continues to improve and as product offerings expand. Customers in this group include JB Hunt, Hub Group, Schneider National, USXpress and other motor carriers and Intermodal Marketing Companies (IMCs).

4) Triple Crown: Triple Crown Services (TCS) Company provides high quality, retail, door-to-door intermodal services that directly compete with over-the-road motor carriers in medium-haul lanes as well as select long-haul lanes. TCS maintains its own network of 14 area terminals and a 6,500-unit fleet of high-cube intermodal equipment.

Facilities: All of the terminals shown on NS' intermodal map are dedicated to handling intermodal business. NS directly or through strategic agreements serves 58 facilities extending from Maine to Louisiana and from Miami to Chicago. NS has the most comprehensive intermodal network east of the Mississippi River.

2004 Review / 2005 Outlook

In 2004, NS intermodal generated 2.9 million units of intermodal volume with corresponding revenue of $1.5 billion, representing a 17% increase in volume and a 24% increase in revenue over 2003. 2004 was a record year. Strong demand was driven by an expanding economy led by higher consumer spending, industrial production and international trade in addition to constraints in truck and other railroads' capacity.

A 6% increase in revenue per unit stemmed from improved pricing, changes in traffic mix and fuel surcharges. Traffic volumes grew in all segments: 15% for international, 21% in domestic, 15% in premium and 8% for Triple Crown Services.

NS' domestic business segment, consisting of asset-based and non-asset-based truckload carriers, grew significantly. Asset-based truckload carriers grew 28% as a means of mitigating driver shortages, high fuel prices and increasingly expensive truck rigs. Non-asset based carriers, comprised primarily of Intermodal Marketing Companies (IMC), grew 22%. This segment's growth resulted in large measure from highway-to-rail conversions.

NS' international business segment, comprising 42% of intermodal's volume, experienced 15% volume growth in 2004. International is expected to experience strong growth potential going forward as a result of the growth in U.S. trade volumes through East and West Coast ports.

The premium segment grew 15% as NS acquired new lanes from UPS and its LTL customers due to improved service consistency and reliability.

Triple Crown, an NS subsidiary, experienced an 8% increase in volume primarily through fleet expansion and extended market coverage. Triple Crown entered new markets, including Minneapolis. Market prices for over-the-road trucking increased significantly, allowing NS to pursue value-based pricing.

Intermodal received several special acknowledgements for service excellence in 2004. First, Schneider National Carriers named NS a Partner in Quality - 2004 Carrier of the Year, which recognizes service quality, ease of doing business, creativity and customer service. CH Robinson awarded NS the "Intermodal Rail Carrier of the Year for 2004" based on customer service, ease of doing business and service availability.

Additionally, Owens Corning named Triple Crown the "2004 Carrier of the Year - Intermodal Provider."

In 2005, intermodal revenues are expected to grow with higher levels of truck-to-rail conversions as prices for motor carrier services continue to increase as a result of driver and equipment shortages and high fuel prices.

NS expects to build new terminals in Ohio, Kentucky, Virginia and Pennsylvania in addition to expanding existing intermodal terminals. Strong international trade is expected to create growth opportunities in NS' international business segment and available capacity will help grow NS' domestic and premium segments. Future growth will, however, be tempered by capacity improvements at other railroads. Additionally, Triple Crown will continue its expansion into new markets and will further augment its RoadRailer® fleet going forward.

Intermodal Network:

Agriculture, Consumer Products And Government

Business Description

The Agriculture, Fertilizer and Consumer Products team has marketing and sales responsibility for the transportation of corn, wheat, soybeans, fertilizer, sweeteners (including ethanol), animal and poultry feeds, beverages, canned goods and various consumer products.

This group has a strong core traffic base that includes corn from the Midwest to the poultry industry in the East and Southeast; corn and soybeans to processors; ethanol to gasoline blenders; fertilizer to industrial and agricultural customers; wheat to millers; flour from millers to bakeries; and sweeteners and food oils from processors to food and beverage manufacturers.

2004 Review / 2005 Outlook

In 2004, the agriculture, fertilizer and consumer products revenue increased 6% with a 2% increase in volume, driven primarily by increases in sweeteners (including ethanol), feed, fertilizer, canned goods and wheat shipments.

A 59% jump in ethanol shipments, was the result of the opening of the Northeast market to ethanol as a gasoline additive. In anticipation of robust market conditions, NS developed strategies to increase outbound ethanol shipments. The Motiva ethanol facility expansion in Sewaren, N.J., was completed at the end of 2004, and more than doubled the terminal's capacity from a million gallons daily to move more than 2 million gallons. This site is expected to become one of the largest rail-served facilities in northern New Jersey .

New business included a new cycling unit train service for cattle feed launched in March from Lafayette, Ind., to Amarillo, Texas. The 65-car private trains operate as a shuttle between those points.

Norfolk Southern continued to reap benefits of the continued growth and development of its 75-car grain shuttle program, or Mercury Service. NS reached an agreement for the construction of its ninth feed mill in five years in the southeastern grain train network. NS' Mercury Service will service the mill in Monetta, S.C.

Fertilizer traffic volumes exceeded 2003 levels by 7%. NS reported increases in domestic shipments to industrial customers. The export demand of phosphates, primarily to China, also contributed to increased fertilizer volumes.

In 2004, there was downward pressure exerted on the corn market as a result of a shift from long-haul to increased short-haul processing business. However, this was more than offset by increases in longer-haul traffic to feed mills. Corn traffic volumes decreased 2%. Strong crop production in Pennsylvania and Maryland reduced inbound traffic to feed mills in Pennsylvania, Maryland and Delaware . Record 2004 corn and robust soybean crops are expected not only to generate increased growth in carloads in 2005, but also increased carloads of grain products, such as feed, soybean meal and soybean food oils.

Going forward, agriculture, fertilizer and consumer products traffic volumes are expected to exceed 2004 levels, benefiting from the record grain crop in 2004.

Traffic levels should improve due to the continued success and expansion of NS' Mercury Service; expansion of grain elevators in the Midwest; growth of the ethanol markets in the South and Northeast; and record grain crops.

Automotive

Business Description

Norfolk Southern's Automotive Group markets the transportation of auto parts destined to assembly plants for vehicle manufacturing as well as finished vehicles to destination markets for final distribution to dealers.

2004 Review / 2005 Outlook

North American automotive production decreased 1% to 15.7 million units in 2004. Norfolk Southern's automotive volumes decreased approximately 635,000 carloads, or 2%, while revenues were $954 million, an increase of 2%, when compared with 2003. The volume decline was offset by value-based pricing, fuel surcharges, new production for Norfolk Southern-served assembly plants and additional new business gained from the competitive marketplace.

In 2004, Ford Motor Company successfully launched its new Five Hundred, Freestyle and Mercury Montego models from its NS-served Chicago assembly plant. Additionally, NS benefited from Ford's record production of its F-Series truck, including units manufactured at Ford's Kansas City, Mo., and Norfolk, Va., assembly plants as well as DaimlerChrysler's full-year production of the Durango sports utility vehicle (SUV) at its Newark, De., assembly plant and the new products produced at DaimlerChrysler's retooled Brampton, Ont., assembly plant.

NS also benefited from full-year, two-plant production at Toyota's Princeton, Ind., assembly plants and a full year of rail service from Honda's Lincoln, Ala., assembly plant, including the acceleration of Honda's second plant at that location during the second half of 2004.

Conversely, NS was challenged in 2004 by auto manufacturer decreases in vehicle production throughout the year in response to higher-than-average dealer inventories, retooling at Ford's Chicago assembly plant and the closing of Ford's Edison, N.J., assembly plant.

In 2005, light vehicle production in North America is expected to increase 2% over 2004 levels to 16 million units driven primarily by production at transplant manufacturers and DaimlerChrysler.

In addition, 2005 includes: 1) full-year, two-plant production at Honda's Lincoln, Ala., assembly plants; and 2) full-year production of new vehicles produced at Ford's new and retooled assembly plants in Dearborn, Mich., and Chicago, Ill., as well as DaimlerChrysler's retooled Jefferson North assembly plant in Detroit, Mich.

Further vehicle production decreases by auto manufacturers could negatively impact NS at Ford's St. Louis, Mo., assembly plant; and General Motor's Lansing, Mich., Baltimore, Md., and Linden, N.J., assembly plants.

Although Mercedes-Benz's Vance, Ala., assembly plant is expected to be down in the first part of 2005 for retooling of its new 2006 SUV, the increased line capacity from plant expansion should benefit NS later in 2005.

Automotive:

Chemicals

Business Description

The Chemicals Market Group serves shippers and receivers of petroleum products, plastics, sulphur, chlorine and bleaching compounds, industrial chemicals, as well as hazardous and non-hazardous wastes.

2004 Review / 2005 Outlook

In 2004, Norfolk Southern's chemical carloads increased 5%, while revenues increased 12% compared with 2003. Strong industrial intermediates and miscellaneous chemicals led the volume increases followed by plastics as well as petroleum and environmental products.

Revenue per unit reflected higher prices to meet market changes, changes in traffic mix and fuel surcharges. Feedstocks and plastic shipments were up as inventories were restocked in anticipation of higher product prices related to increased natural gas costs and new propane and asphalt terminals in the Southeast added carloads.

One component of business growth was plant expansions, which generated 2,500 new carloads. Plastic facility expansions contributed 1,500 carloads. New soda ash moves yielded 750 carloads, and a new asphalt loading terminal in North Carolina contributed 300 additional carloads. Highway diversions totaled 700 carloads.

Looking ahead, NS anticipates additional volume growth resulting from a new propane terminal in Pennsylvania as well as new or expanding plastics plants.

In 2005, NS' focus is on improving service and remaining competitive in the marketplace. Overall, Norfolk Southern expects chemical traffic volume to moderate in 2005, primarily due to expectations of a stabilizing economy, improved plant operating rates and modest light vehicle sale projections.

The price of energy in North America remains an area of potential concern, particularly the price of natural gas and crude oil. Both of these commodities account for a significant percentage of the cost of most chemical products, and high North American prices are encouraging chemical producers increasingly to look offshore for production.

Other areas of concern in 2005 are the possibility of downward pressure on auto production and housing starts.

Chemicals:

Metals And Construction

Business Description

The Metals and Construction Team serves producers, suppliers, and distributors of metals products, metallic ores, scrap metal, machinery, cement, brick, sand and gravel and miscellaneous construction materials. Norfolk Southern is the nation's largest transporter of steel.

2004 Review / 2005 Outlook

Metals and construction traffic volume increased 10% and revenue increased 17% in 2004 compared with 2003. The improvement was primarily due to increased production at NS-served integrated mills and mini-mills as well as conversion of truck business to rail resulting from a shortage of flatbed trucks.

In the metals arena, strong global demand coupled with a declining U.S. dollar relative to foreign currency generated broad-based increases in domestic steel orders and production levels. Improved service levels, fleet expansion and access to most major steel mills, processors and distribution facilities helped NS maintain its leadership role in metals transportation. NS serves 19 integrated mills, 17 mini-mills, more than 38 major steel processors and 73 steel distribution facilities. Recent steel industry consolidations have led to significant changes in traffic flow; however, NS' access to the steel industry has created growth opportunities as a result of these changes.

Scrap metal set a second consecutive record year for revenue volume. Shipments grew 20% with a 32% increase in revenue. Expanded partnerships with integral scrap metal shippers and access to new scrap processors and steel mills were key drivers in improving NS' scrap metal market share. NS also saw significant growth in pig iron shipments in 2004. A barge-rail facility at Naples, Ill., provided competitive transportation for import pig iron shipments to midwestern mills. 2005 is projected to experience similar volumes in scrap metals.

Iron and steel carloads increased 22%, and revenues surged 25% in 2004 compared with 2003. Increased domestic production was generated from integrated and electric arc mills, where improved service levels enabled NS to handle increased production volume and increase market share from truck. NS continues to succeed in capturing new market share from trucking in the steel plate and structured steel markets. Looking ahead, the outlook for the iron and steel markets remains strong in 2005 as new import slab business and continued service improvement initiatives are projected to increase NS' competitive advantage and market share.

New steel distribution facilities in Missouri and Georgia expanded market reach and contributed to volume growth. Service improvements and an expanded coil car fleet provided additional capacity to grow finished coil steel market share from truck and handle increased semi-finished inter-mill volumes. Growth in the coil steel market is projected for 2005, and additional coil car capacity is planned to handle this growth. Continued growth is based in part on industrial development projects involving new steel processors locating on the NS system. In particular, the southeastern U.S. is a key area for growth with automotive transplants and other industries locating in this region. Market share growth from truck also is projected based on competitive rail service and new equipment.

In the construction arena, strong residential, commercial, and highway construction activity combined with service improvements and new strategic access to quarries and terminals generated more than a 10% increase in construction carloads and a 16% growth in revenues in 2004 compared with 2003. Traffic increases in construction markets were broad-based, as all NS construction market segments posted growth over 2003 levels. NS' construction markets are driven primarily by highway, commercial and residential construction.

Aggregates shipments grew 13% and revenues increased 20% in 2004 compared with 2003. An expanded stone unit train network improved NS' equipment utilization, providing additional capacity to handle increased demand generated by highway construction projects, strength in residential and commercial construction and strategic access to new stone quarries. Continued volume strength is expected in 2005 based on Federal TEA 21 highway funding and increased highway spending at the state and local levels.

The miscellaneous construction market segment posted a 7% increase in carloads and a 14% increase in revenue over 2003. Strength in residential and commercial construction drove demand for shipments of gypsum wallboard. Increased production from integrated steel mill producers generated increased shipments of common lime used in the raw steel making process. Industrial sand markets were strong, and NS' access to key markets, including the Ottawa, Ill., sand region, helped grow sand shipments. Shale cinder business was up due to new business shipped from North Carolina to the Georgia cement production markets. Market drivers for the miscellaneous construction group include glass manufacturing, gypsum wallboard production, roofing and flooring manufacturing. Production levels from NS served facilities are expected to generate volume growth going forward.

Brick shipments increased 12% and revenue 22% in 2004 compared with 2003 as strong residential and commercial construction led to robust demand for facing brick. In addition, NS captured new market share from truck. Growth was led by North Carolina and Virginia producers. The outlook for 2005 is favorable for the NS-served brick market, with production projected to remain near capacity.

Cement shipments increased 5% while revenue increased 7% in 2004 compared with 2003. Increased demand and NS' strategic access to cement terminals helped drive this growth. The outlook for cement during 2005 remains strong, with 3% carload growth forecasted.

The outlook for 2005 remains strong for iron and steel markets with new import slab business and growth in plate, structural, bar/rod and steel rail for both integrated mills and mini-mills. Construction volume is expected to reflect continued strength in residential and commercial construction.

Metals and Construction:

Paper, Clay And Forest Products

Business Description

Norfolk Southern's Paper, Clay and Forest Products group markets the transportation of commodities used in the paper and forest products transportation supply chain from inbound materials, such as kaolin, woodchips, pulp and recycled paper, to outbound finished paper, including printing paper, newsprint and pulpboard. NS serves 56 papers mills, with 43 of these facilities located in the Southeast. NS also serves many paper distribution centers, sawmills and panel facilities and handles various lumber products to reload centers and final delivery destinations. Additionally, this group markets the transportation of construction and demolition materials.

2004 Review / 2005 Outlook

In 2004, paper, clay and forest products revenue set a record, increasing 8% on volume growth of 1% primarily due to value-based pricing and higher demand for finished paper products. NS also attracted new business to rail, particularly in the construction and demolition materials market that led to overall volume growth.

NS' printing paper and newsprint shipments exceeded 2003 levels by approximately 11% to meet the demands of U.S. advertisers. NS pulpboard volume set several record months in the summer and fall with strong domestic demand for boxboard and containerboard. Kaolin and recycled paper business increased as overall U.S. paper and paperboard production grew, particularly in the second half of 2004.

Lumber business remained strong as housing starts and interest rates stayed at favorable levels. The business also benefited from positive mix effects from longer hauls to eastern markets.

Reflecting increased construction activity, NS' construction and demolition materials shipments more than doubled over 2003 levels, primarily from Pennsylvania and New Jersey, with potential for continued growth. Tipping fees for landfills in the Northeast are prohibitive and various waste management companies are increasingly interested in rail movement of construction and demolition materials from Northeast origins to landfills in the Midwest.

A new Thoroughbred Bulk Terminal was opened in Greer, S.C., extending distribution options for shippers in North Carolina, South Carolina and Georgia.

In 2005, NS' paper, clay and forest business is expected to experience volume growth with a continued focus on yield management.

Top-line growth initiatives are expected to focus on converting highway traffic to rail, particularly in the paper markets as truck driver shortages and capacity limitations challenge the trucking industry. New business into several new lumber reload facilities locating on NS in 2005 should offset the expected decline in lumber volume due to a forecasted drop in U.S. housing starts. Construction and demolition materials volume should increase in 2005 with several commercial initiatives under way to expand NS' participation of hauling bulk debris from New Jersey and Pennsylvania into more economical landfills in the Midwest.

Paper, Clay and Forest Products:

Modalgistics™

Business Description

MODALGISTICS™ is a supply chain services group that provides logistics consulting, asset-management technology and operations management and planning tools. MODALGISTICS plans, develops and implements supply-chain solutions for rail and non-rail served customers. The goal is to lower customers' total cost by providing more modal choices, shipment management and better visibility of inventories, while leveraging rail infrastructure and services, access to distribution facilities and technology.

MODALGISTICS also is responsible for the extensive network of distribution facilities served by NS, including Thoroughbred Bulk Transfer® facilities. Recently, MODALGISTICS began to market the government, miscellaneous transportation and machinery business for NS.

2004 Review / 2005 Outlook

In 2004, MODALGISTICS' supply chain group generated freight and supply chain services revenue growth for NS with more than 18 major commercial initiatives. The technology provided continued to expand, as did the customer base of paper, steel, machinery, chemical and other companies.

2004 was a successful year for NS' machinery business with volume up more than 70% as NS launched a machinery unit train service from the Midwest to Baltimore, Md., for two customers. The NS MACH-One SM machinery service offers efficient access to and from East Coast ports for import and export business and to domestic distribution channels. Throughout 2004, NS handled tanks and other military equipment in support of Operation Iraqi Freedom and Operation Enduring Freedom for the U.S. Department of Defense.

Growth in transload business continued utilizing the vast network of distribution facilities across the NS system including:

187 bulk transfer facilities (29 Thoroughbred Bulk Terminals)

134 steel distribution centers

148 lumber reloads

145 paper distribution centers

174 food grade warehouses

448 general commodity warehouses

In 2005, MODALGISTICS' supply chain group will pursue revenue growth providing fleet management and optimization consulting services to asset owners in various industries. The group also will enhance the supply chain analytics, such as benchmarking and performance metrics, provided to the current customer base and new customers. Additionally, there are plans for new distribution facility development and several facility expansion projects in 2005.

The machinery business is expected to experience significant growth as NS targets new business and increases rail's share of current shippers' transportation in the self-propelled and power generation machinery markets. U.S. industrial production for machinery is expected to increase 6% in 2005. NS is targeting the major government agencies and formulating a strategic approach to handle more business via rail in 2005 and beyond in addition to traditional military equipment movements.

Industrial Development

To promote strategic growth, Norfolk Southern employs a highly sophisticated industrial development program to attract new and expanding businesses to its service territory.

In 2004, NS assisted with the location of 67 new industries and the expansion of another 34. This represents an investment of more than $1.5 billion by NS customers and is expected to create approximately 4,300 jobs in the 19 states where the plants and expansions are located. NS expects these industrial development efforts to generate more than 100,000 carloads annually.

The largest project of 2004 was Toyota Motor Manufacturing. Toyota completed its second automobile assembly plant at Princeton, Ind., with an investment of $800 million.

2004 also saw increased new plant and expansion activity across NS commodity groups. Energy-related projects increased, with several power plants expanding on NS lines, and a new coke production plant at Haverhill, Ohio, is expected to generate significant carloads of new business.

NS works with state and local economic development authorities on projects involving site location and development of infrastructure to connect customers to its rail system. NS provides free and confidential plant location services, including site layout, engineering and logistics assistance.

New projects under construction for completion in 2005 includes an additional auto assembly plant for Mercedes Benz at Vance, Ala. NS also anticipates additional power plant expansions going forward.

The development of new and expanding businesses on NS' network helps to ensure that the traffic is renewed, modernized and continues to expand.

The Industrial Development department maintains a computer database of highly detailed site profiles that allows for quick and comprehensive responses to new business opportunities - usually within 24 hours. What puts NS ahead of the competition is the ability to provide full, in-house engineering and consulting services to new business prospects.

NS maintains industrial development offices in Atlanta, Ga.; Birmingham, Ala.; Columbia, S.C.; Columbus, Ohio; Detroit, Mich.; Harrisburg, Pa.; Indianapolis, Ind.; Knoxville, Tenn.; Norfolk, Va.; Philadelphia, Pa.; Raleigh, N.C.; Roanoke, Va.; and St., Louis, Mo.

Industrial Development Trends ($ millions)
	2000	2001	2002	2003	2004
Projects (new and expanded)	117	109	126	89	101
Estimated investment by industries	$2,367	$2,981	$3,964	$1,532	$1,565
Estimated future annual system carloads	100,208	95,051	91,135	85,218	109,333

Track Record

Norfolk Southern's History At A Glance

1982	Norfolk and Western Railway, Southern Railway consolidate
1985	North American Van Lines acquired
1986	NS launches Triple Crown Services, Inc., a unique intermodal service using highly efficient RoadRailer ® technology
1987
  Plant rationalization program launched to cut 3,500 miles of road (20% of system mileage); voluntary early retirements/separations reduce manpower level by nearly 2,100 employees
  Common stock split 3-for-1

1989	NS completes purchase of 60 million shares (post-split) of common stock and announces second program for an additional 135 million shares (post-split)
1990	NS wins first Harriman Gold medal for employee safety (the first of fifteen in a row for years 1989-2003)
1991	Historic rail labor agreement permits reduction of train crew size, reaching two-man crews for all through trains in 1996
1993	NS sells 50% interest in Triple Crown Services to Conrail, forming a joint venture operation with Conrail for RoadRailer ® service in the East
1995	NS railway operating revenues top $4 billion for the first time
1996
  NS records 16 straight quarters of year-over-year increases in earnings per share
  NS initiates third stock purchase program for up to 90 million shares
  NS launches $10.5 billion bid to purchase Conrail in response to proposed CSX/Conrail merger
  NS suspends third stock purchase program

1997
  NS, CSX agree on joint acquisition of Conrail and a division of Conrail operations
  NS acquires 58% of Conrail's common stock for $5.7 billion in cash, financing its acquisition with proceeds from the largest ever investment-grade debt financing of $4.3 billion
  NS splits its common stock 3-for-1 effective September 5
  NS sets record for railway operating revenues, income from railway operations, railway operating ratio (71.3%), net income and earnings per share excluding Conrail-related items

1998
  NS reaches agreement with the investment firm of Clayton, Dubilier & Rice, Inc., on the sale of its North American Van Lines (NAVL) subsidiary for $207 million
  Surface Transportation Board approves the joint application of NS and CSX to control Conrail

1999	On June 1, NS and CSX close on Conrail transaction and begin operations on their respective leased assets
2000
  Thoroughbred Technology and Telecommunications (T-Cubed) was formed and it commenced building a telecommunications infrastructure using Norfolk Southern right-of-way and other communications assets
  Pocahontas Land Corporation sells interests in natural gas and timber resulting in a $101 million gain

2001	NS commences implementing a new Thoroughbred Operating Plan Pocahontas Land Corporation celebrates 100th anniversary
2002	NS completes the implementation of its new Thoroughbred Operating Plan
2003	NS and CSX seek to acquire direct ownership of Conrail subsidiaries
2004
  NS takes top honors in the E.H. Harriman Safety Awards for an unprecedented fifteenth consecutive year for having the safest employees among major railroads
  NS records highest railway operating revenues in its history of $7.3 billion
  NS completes the corporate reorganization of Conrail; STB regulatory oversight discontinued
  Horseshoe Curve celebrates 150th anniversary

Safe, Well-Maintained System

Norfolk Southern has led the rail industry in safety performance since 1989, winning an unprecedented fifteenth consecutive E. H. Harriman Gold Medal Award for employee safety (1989-2003). The important role safety plays is evident in its inclusion in NS' vision statement.

Employee commitment to safety remained a priority at NS during a time of change and challenge. In 2004, NS continued to set the pace for the railroad industry by finishing with a ratio of 1.36 personal injuries per 200,000 employee hours, which is well below the industry average. The success of NS' safety process can be attributed to the personal commitment of each employee.

Maintaining the enviable position as the safest railroad in the industry allows NS to offer customers a competitive transportation package while also serving the interests of its employees and shareholders. NS looks forward to 2005 as it strives to be the safest transportation company in the world.

Service Initiatives

Norfolk Southern is achieving new levels of service. Solid planning and investment in people, equipment and infrastructure enabled NS to improve its operating performance and to continue consistent, reliable service to customers in 2004, even as volume growth put significantly more traffic on the network.

Refinements in operations and new technology continue to improve service, which is supported by performance measurement tools. Combined, they help the company achieve more consistent and reliable service.

The Thoroughbred Operating Plan, or TOP, continues to provide a foundation for growth. Further refinement of TOP and new technologies help bring solid results to NS' operating metrics. NS' Coal Transportation Management System, or CTMS, a commodity transportation management system that also includes grain traffic information, and the Strategic Intermodal Management System, or SIMS, also provide support for improved network operations.

NS continues to improve its ability to measure service performance with daily updates to managers and field personnel alike. Better and faster information provides the basis for which to make responsive decisions about service, to make quick adjustments to network operations and to manage performance of local operations.

NS continues to use remote control locomotive technology in local switching operations to improve safety and efficiency.

Rail freight transportation essentially comprises three operations: customer pickup and delivery, running the trains and making the right connections at intermediate yards between origin and destination. NS recently rolled out new systems that enhance the measurement and management of these components. The systems pinpoint performance on a car-level basis, helping to improve consistency and reliability of service for customers. Additional improvements in 2004 provide daily updates of key metrics to all managers through a central, Intranet-based site.

Customer pickup and delivery is a function of moving a rail car between a customer's facility and a local yard at origin and destination. NS created a system called Local Operating Plan Adherence, or LOPA, a service measurement tool, to help manage this transportation segment. The system measures the amount of local switching work actually performed against the work schedule in a 24-hour period. Field personnel can drill down to identify service issues by region, division, terminal, serving yard, customer or industry route. NS' local switching performance continues to generally improve, notwithstanding severe weather conditions and heavy traffic volumes across some areas of the network.

Running the trains from origin to destination is measured best by on-time performance. Running trains according to the operating schedule results in dependable, consistent customer service. NS implemented a set of tools in its Operating Plan Adherence, or OPA, system to help manage compliance with TOP for individual shipments moving over-the-road from origination to destination yards. The tools measure actual versus scheduled times of arrival and permit better analysis of system operations.

Making the right connection is essential for efficient, on-time transportation operations. The OPA tools provide measurement of train blocking and terminal connections. The measurement data is supported by NS' Thoroughbred Yard Enterprise System, or TYES. Blocking plans and car-trip plans are compared with actual results to ensure that the right cars are in the right blocks on the right trains.

In addition to the benefits in operational efficiency and customer service, these new and enhanced systems along with other efforts in 2004 continue to drive improvements in asset utilization.

Locomotive fuel productivity increased 2%

Freight car utilization improved 5%

Available locomotive productivity increased 9%

Technology Enhances Customer Service and Operational Efficiency

Despite the challenge of high business volumes and increased demand, Norfolk Southern continues to focus on improving service delivery and overall operational efficiency. New and enhanced systems help NS provide higher-value customer service.

Operating Plan Adherence (OPA), which is a measurement tool that manages compliance to the operating plan for individual shipments moving over the road from origination to destination yards, was enhanced to better measure shipment connection performance. The system uses a trip plan for each rail car on the system and monitors connection performance to determine whether each car makes its connections correctly and on time. Volume increases affected on-time train performance for the year; however, a focus on making connections helped ensure individual shipment performance. When planned connections are met, service consistency and overall velocity improve, even with increased carloads.

Local Operating Plan Adherence (LOPA), a service measurement tool, manages the transportation segment between customer plant and local rail yard at both origin and destination. LOPA ensures that customers' expectations are being met with respect to local service. Day-of-week and time-of-day customer service windows are mutually agreed upon and recorded. It operates through NS' Thoroughbred Yard Enterprise System, or TYES, and measures the amount of local switching work actually performed against the work scheduled in a 24-hour period. This detailed information provides metrics describing how well NS is serving its customers and forms the basis of dialogue between NS and its customers to ensure local service is continually improving.

Operating Plan Developer (OPD) provides flexibility to make adjustments to the network operating plan when required. NS uses OPD to generate what-if simulations on yard, train and blocking changes to its merchandise transportation network. OPD allows planners to quickly evaluate the impact of infrastructure and traffic changes on TOP to ensure the rail network is effectively utilized. In 2004, a new data bridge was built between the Corporate Forecasting System (DELPHI) and OPD. By using traffic volume projections, transportation planners can ensure an operating plan is designed to meet the demand for higher business volumes. In 2005, OPD is expected to be outfitted with an algorithm that will generate optimal blocking and train scheduling plans for the merchandise transportation network. The goal of the optimizer is to reduce car handlings and excessive mileage, while also generating a plan to carry the same cars with a reduced number of trains.

The Thoroughbred Yard Enterprise System (TYES), a state-of-the-art train reporting and inventory management system, was enhanced in 2004 to support a new process control system implemented at Enola Yard. Process control systems, also known as automated humping processes, help personnel more easily move, sort and track rail cars as they move through a rail yard. Through better management of yard activity, yard throughput is increased, resulting in reduced car dwell. As car dwell is reduced, fluidity of the rail network improves, which results in consistent and reliable customer service. Additional functionality added to TYES included new feeds to the dispatcher system and improvements in dynamic train scheduling.

Data Warehouse and Measurement Systems

Enhancements to the data warehouse and service measurement systems have improved the quality and scope of data available for improved management of the NS' network. Transportation managers can access current information from a single source in an easy-to-use, point-and-click environment. Daily and weekly operational meetings are held to review and discuss the metrics associated with TOP adherence, connection compliance, train performance, trip plan performance and work-order compliance, just to name a few. These meetings consist of operational assessments and suggested improvements that help with the execution of TOP.

Dynamic Train Service Register (DTSR) provides a central repository for train schedules. DTSR provides a singular view of train schedules for all systems and improves Norfolk Southern's operational view of train performance. When fully implemented, DTSR should improve the accuracy of train schedules and provide more realistic estimated arrival times to both customer and internal transportation users.

Wayside Detectors

In 2004, NS continued to improve its ability to monitor and manage the "stress state" of the rail network. Through the use of wayside detectors, rail equipment is monitored to provide an early warning system for mechanical defects. Devices that measure wheel impact, wheel profile and other forces are deployed at track side, and these sensors collect information that is fed into NS' car management computer systems. Alerts are generated that assist repair shops in repairing worn or damaged equipment. Through early detection and repair of worn or damaged equipment, track damage and operational impacts, such as service delays, can be reduced or avoided. Additional benefits include improved fuel efficiency and improved safety. In 2005, new industry rules are expected to be developed that will allow various railroads and car owners to exchange "stress state" data as equipment moves among railroads. Additionally, more wayside detectors will be deployed along strategic portions of the network and enhancements are expected to be made to the data collection and alert triggering processes.

Locomotive Tracking and Remote Monitoring

Norfolk Southern is enhancing its capability to track and monitor locomotives by analyzing new systems that integrate Global Positioning System (GPS) feeds and remote locomotive information. Through advanced technology, locomotive information will be transmitted via satellite communications to the NS transportation computer systems. GPS location data, fuel levels, on/off status, throttle position and other important locomotive information will be collected in a real-time manner. This information will be delivered to the locomotive power managers for operational decision making and will be archived in databases for trend analysis and study. Locomotive visibility will help ensure the right locomotives are available for the right trains, improving service performance and increasing locomotive productivity.

Locomotive Engineer Assist Display and Event Recorder ®

A pilot program using LEADER, or Locomotive Engineer Assist Display and Event Recorder,® technology began in 2004 on the Winston Salem, N.C., line. The pilot is a partnership among NS, New York Air Brake Corp., General Electric Transportation Systems and the Federal Railroad Administration. LEADER works by continuously logging the operating state of a train in its memory, creating a statistical profile of the operation over a number of trips. That information is used to develop the most efficient trip, called the golden run, and to help engineers repeat it on subsequent trips in real time by adjusting the throttle and brakes.

Unified Train Control System

In 2005, NS will begin implementation of its advanced train dispatching system, called the Unified Train Control System (UTCS). It will replace current, stand-alone equipment and systems with networked, computer-aided dispatching work stations. Together with feeds from several NS information systems, field signals and dispatchers, the unprecedented integration of UTCS will provide a seamless transportation management system. UTCS incorporates a movement planner that is responsible for generating optimized train movement plans that can be executed manually by the dispatcher or automatically using the auto-router. The optimal movement plans generated are network focused and are focused on improving on-time train performance. Implementation of UTCS should improve train throughput over current track and signaling infrastructure, benefiting customer service reliability.

The technology investments made today are expected to have lasting impacts on Norfolk Southern's ability to enhance service reliability into the future. A focus on performance measurement tools, the electronic capture of timely and accurate information that is passed in real-time fashion to other integrated systems and the automation of business functions enable Norfolk Southern to provide consistent, reliable service.

Financial

Five-Year Financial Review

Norfolk Southern Corporation and Subsidiaries

($ in millions, except per-share amounts)	2004[1]	2003[2]	2002	2001	2000[6]

Results of operations
Railway operating revenues	$7,312	6,468	$6,270	$6,170	$6,159
Railway operating expenses	5,610	5,404	5,112	5,163	5,526
Income from railway operations	1,702	1,064	1,158	1,007	633

Other income - net	89	19	66	99	168
Interest expense on debt	489	497	518	553	551
Income from continuing operations before income taxes and accounting changes	1,302	586	706	553	250

Provision for income taxes	379	175	246	191	78
Income from continuing operations before accounting changes	923	411	460	362	172
Discontinued operations[3]	-	10	-	13	-
Cumulative effect of changes in accounting principles, net of taxes[4]	-	114	-	-	-
Net income	$923	535	$460	$375	$172

Per share data
Income from continuing operations before accounting changes
Basic	$2.34	$1.05	$1.18	$0.94	$0.45
Diluted	$2.31	$1.05	$1.18	$0.94	$0.45
Net income
Basic	$2.34	$1.37	$1.18	$0.97	$0.45
Diluted	$2.31	$1.37	$1.18	$0.97	$0.45
Dividends	$0.36	$0.30	$0.26	$0.24	$0.80
Stockholders' equity at year end	$19.95	$17.83	$16.71	$15.78	$15.16

Financial position
Total assets	$24,750	$20,596	$19,956	$19,418	$18,976
Total long-term debt, including current maturities[5]	$7,525	$7,160	$7,364	$7,632	$7,636
Stockholders' equity	$7,990	$9,976	$6,500	$9,090	$5,824

Other
Capital expenditures	$1,041	$720	$695	$746	$731
Average number of shares outstanding (thousands)	394,201	389,788	388,213	385,158	383,358
Number of stockholders at year end	51,032	52,091	51,418	53,042	53,194
Average number of employees (total)	28,475	28,753	28,970	30,894	33,738

Notes

1 2004 other income — net includes a $53 million net gain from the Conrail corporate reorganization. This gain increased net income by $53 million or 13 cents per diluted share.

2 2003 operating expenses include a $107 million charge for a voluntary separation program. Other income — net includes an $84 million charge to recognize the impaired value of certain telecommunications assets. These charges reduced net income by $119 million or 30 cents per diluted share.

3 NS sold all the common stock of its motor carrier subsidiary, North American Van Lines, Inc. (NAVL), in 1998. Results in 2001 include an additional after-tax gain of $13 million, or 3 cents per diluted share, that resulted from the expiration of certain indemnity obligations contained in the sales agreement. Results in 2003 include an additional after-tax gain of $10 million, or 3 cents per diluted share, resulting from the resolution of tax issues related to the transaction.

4 2003 reflects two accounting changes, the cumulative effect of which increased net income by $114 million or 29 cents per diluted share: a change in accounting for the cost to remove railroad crossties, which increased net income by $110 million; and a change in accounting related to a special-purpose entity that leases certain locomotives to NS, which increased net income by $4 million.

5 Excludes notes payable to Conrail of $716 million in 2003, $513 million in 2002, $301 million in 2001 and $51 million in 2000.

6 2000 operating expenses include $165 million in work force reduction costs for early retirement and separation programs. These costs reduced net income by $101 million, or 26 cents per diluted share.

Financial Overview

Norfolk Southern posted record results in 2004, driven by strong business demand and efficient operating performance. Net income for 2004 was $923 million, or $2.31 per diluted share. Results for 2004 compare with net income of $535 million, or $1.37 per diluted share for 2003.

Results in 2004 included a $53 million, or $0.13 per share non-cash gain from the Conrail corporate reorganization, while 2003 results included: (1) a $114 million, or 29 cents per share, increase to net income for the cumulative effect of required changes in accounting principles; (2) $66 million, or 17 cents per share, of costs for a voluntary separation program; (3) $53 million, or 13 cents per share, for the impairment of certain telecommunications assets; and (4) a $10 million, or 3 cents per share, discontinued operations gain.

Excluding all of these items, net income in 2004 would have been $870, or $2.18 per diluted share, up $340 million, or 64%. The improvement was the result of higher income from railway operations.

Railway operating revenues were a record $7.3 billion, up $844 million, or 13%, compared with 2003, a result of higher traffic volumes and increased average revenue per carload.

Railway operating expenses were $5.6 billion, up $206 million, or 4%, reflecting volume-related expense increases and higher diesel fuel prices, which were offset in part by the absence of the $107 million of voluntary separation costs incurred in 2003.

Income from railway operations was a record $1.7 billion, compared with $1.1 billion in 2003. Excluding the costs of the voluntary separation program from 2003 results, income from railway operations increased $531 million, or 45%.

The railway operating ratio was 76.7%, compared with 83.5% in 2003. Absent the cost of the 2003 voluntary separation program, the ratio improved 5.2 percentage points.

Diesel Fuel Expenses

Diesel fuel prices increased significantly in 2004 driven by strong worldwide oil demand coupled with supply concerns. In addition, the value of the U.S. dollar continued to weaken over the year, contributing to the strength of oil prices.

Fluctuations in fuel prices have a significant impact on NS' financial results, a $0.01 per gallon increase in fuel prices increases annual operating expense by $5 million. Diesel fuel costs represented approximately 8% of NS' operating expenses in 2004.

To reduce the exposure to fuel price volatility, NS began a program in 2001 of regular monthly heating oil swaps to hedge a portion of its diesel fuel consumption. The intent of the program is to assist in the management of NS' aggregate risk exposure to fuel price fluctuations. NS continued the fuel hedging program through May 2004; however, with fuel prices near historic highs and fuel surcharges being assessed under NS tariffs and recent contracts, NS has not entered into additional hedges since that time. Instead, NS modified its fuel hedging strategy, and on a go-forward basis, may not reflect the prior pattern of regular monthly swaps. Still, swaps placed prior to June 2004 covering the remainder of 2004 produced more stable and predictable adjusted fuel prices during the year.

In 2004, 71% of NS' fuel consumption was hedged with swaps. For 2005 and 2006, swaps placed prior to June 2004 covered 36% and 4%, respectively, of NS' expected fuel consumption.

Debt Information

Historically, NS has maintained a debt-to-total capitalization ratio well below today's levels. However, in order to finance its purchase of 58% of Conrail's stock, long-term debt was increased. Nevertheless, NS continues to maintain one of the highest credit ratings among major U.S. railroads with senior unsecured debt ratings of: Moody's: Baa1 and S&P: BBB (positive outlook).

NS has maintained these ratings despite a relatively high debt-to-total capitalization ratio because of the limited amount of lease obligations it has compared to other railroads. Also, NS' balance sheet reflects well-maintained modern assets, which are largely owned.

Since 2000, NS has reduced long-term debt by $1,482 million, and NS' share of Conrail debt has declined by $322 million. The total combined reduction in debt obligations from 2000 through 2004 was $1,804 million (1). NS focused on debt reduction in 2004 as it paid all of its debt maturing in the year without increasing external debt (2). At year end 2004, NS cash and short-term investments totaled $669 million.

In 2005, NS has $663 million of maturing debt, including the early termination of a synthetic lease. As free cash flow continues to strengthen, a primary use of cash will be to reduce debt.

(1) Debt reduction figures exclude notes payable to Conrail and exclude the impacts of decreased debt, synthetic leases and the write up of Conrail notes associated with the Conrail corporate reorganization.

(2) In September 2004, NS Exchanged $400 million of 7.35% May 2007 notes for $441.5 million of 5.257% September 2014 notes.

Commitment To Shareholder Value

Norfolk Southern, historically a rail industry leader in financial performance, focused on strengthening its financial position during 2004.

The company's improvement during the year helped to produce higher earnings per share as compared with each of the previous three years. The price of NS stock rose in 2004.

NS also has a long history of paying a dividend to shareholders. Until recently, NS paid a dividend at a rate well above the average of other dividend-paying companies in the S&P 500.

In July 2004, NS announced the third increase in its quarterly dividend since reducing it in 2001 to $0.10 per share, a 25% increase from the recent dividend level of $0.08 per share.

In January 2005, NS announced the fourth increase in its quarterly dividend to $0.11 per share, a 10% increase from the recent dividend level of $0.10 per share.

Since 2001, the dividend has increased 83%.

Compounded Total Return to Shareholders
(percent)

NS
S&P 500
(31.2)
(9.1)
39.5
(11.9)
10.4
(22.1)
20.1
28.7
55.1
10.9
2000
2001
2002
2003
2004

Average Shares Outstanding
(millions)

383.4
385.2
388.2
389.8
394.2
2000
2001
2002
2003
2004

Dividends per Share

$0.80
$0.24
$0.26
$0.30
$0.36
2000
2001
2002
2003
2004

Stock Price

High
Low
Close
$22.75
$13.31
$11.94
$24.11
$18.33
$13.41
$26.98
$19.99
$17.20
$24.62
$23.65
$17.35
$36.69
$36.19
$20.38
2000
2001
2002
2003
2004

Capital Expenditures

NS maintains its roadway and equipment in good, serviceable condition, which is an important element of NS' long-term competitive advantage. Through continuous investment in its assets, NS expects to achieve greater efficiencies and the highest levels of safety and customer service for its growing markets.

NS' capital expenditures from 1997 to its planned spending for 2005 reflect not only its high standard in maintaining its plant and equipment, but also spending in connection with the 1999 expansion of the network. Such spending involved capacity enhancement projects that will facilitate the future growth expected on the system.

In 2005, NS plans to spend $938 million on capital improvements.

"Our planned 2005 capital spending budget will help the company improve service levels and handle business growth by increasing capacity, improving efficiency and ensuring safety of operations," said NS Chairman and Chief Executive Officer David R. Goode.

Anticipated spending includes $671 million for roadway projects and $225 million for equipment.

In roadway improvements, the largest expenditure will be $438 million for rail, crosstie, ballast and bridge programs. In addition, $23 million is provided for communications, signal and electrical projects, $22 million for maintenance of way equipment and $14 million for environmental projects and public improvements such as grade crossing separations and crossing signal upgrades.

Equipment spending includes $154 million to purchase 52 six-axle locomotives, upgrade existing locomotives, certify and rebuild 300 multilevel automobile racks and purchase 317 bi-level racks at the end of their lease. Equipment spending also includes $44 million for projects related to computers, systems and information technology, which will improve operations efficiency and equipment utilization.

Business development initiatives total $107 million and include spending for increased track capacity and access to coal receivers, bulk transfer facilities, and vehicle production and distribution facilities; and investments in intermodal terminals and equipment to add capacity to the intermodal network.

Plant And Equipment

Roadway

Norfolk Southern's network of more than 21,500 route miles blankets much of the eastern United States . This extensive coverage allows NS to better serve customers and to compete in today's marketplace. NS is focused on making the best use of its resources to serve these customers and its shareholders. With the change in markets and business demands, NS is making targeted investments in specific growth areas and reallocating resources to maximize NS' growth potential.

NS strives to maintain its roadway to high standards. A well-maintained system is a safer system and results in fewer derailments and better service.

Locomotives

NS continuously pursues maximizing returns on investment in its locomotive fleet. Locomotive utilization teams are focused on the task of achieving the highest levels of efficiency from NS' locomotive fleet while simultaneously satisfying customer needs.

As part of a steady program of locomotive replacement, NS announced in its 2005 capital budget that it plans to take delivery of 52 six-axle high adhesion locomotives. The new locomotives are much more efficient and reliable than the locomotives being retired. This will allow NS to reduce fleet maintenance costs and improve fuel efficiency. New transportation systems that optimize traffic flows will be instrumental to NS' utilization improvement efforts.

Freight Cars

NS also strives to attain the highest levels of utilization from its fleet of freight cars, and those of its customers and other railroads. Moving cars expeditiously on the network not only improves returns on invested capital and saves on car hire costs, but also results in improved customer service.

The Thoroughbred Operating Plan, or TOP, which was successfully completed in 2002, is an integral part of NS' business growth. TOP continues to position the company to improve service consistency, reliability and productivity. TOP provides metrics to better understand root-cause problems associated with variation in train performance. These measurements are the focus of the Operating Plan Adherence (OPA) project, which is expected to improve blocking compliance, connection performance and provide additional data displays to assist the field operations workforce. In the coming year, the ability to measure shipment performance against the operating plan will be implemented and distributed to customers.

Making sure cars are routed in the most efficient manner on NS' network is critical to optimizing utilization. The more trips cars can make on the system during a given time period, the fewer cars NS and its customers need. This results in lower investment costs, lower maintenance costs and higher customer satisfaction. E-cars, the NS Internet-based car ordering system, has enhanced equipment demand forecasting. Cross-departmental teams dedicate considerable attention to c oordinating the complex effort of maximizing freight car utilization. Achieving such efficiencies are the primary goals of NS' information systems such as its Thoroughbred Yard Enterprise System (TYES), Algorithmic Blocking and Classification (ABC), Commodity Transportation Management System (CTMS), Strategic Intermodal Management System (SIMS) and Integrated Transportation Management (ITMS).

Corporate Information

Board Of Directors

As of February 1, 2005

Gerald L. Baliles, 64, of Richmond, Va., is a partner in the law firm of Hunton & Williams, a business law firm with offices in several major U.S. cities and international offices in Bangkok, Brussels, London and Hong Kong . His board service began in 1990; his current term expires in 2005.

Gene R. Carter, 65, of Alexandria, Va., is executive director and chief executive officer of the Association for Supervision and Curriculum Development, among the world's largest international education associations. His board service began in 1992; his current term expires in 2005.

Alston D. Correll, 63, of Atlanta, is chairman and chief executive officer of Georgia-Pacific Corporation. His board service began in 2000; his current term expires in 2006.

David R. Goode, 64, of Norfolk, Va., is chairman and chief executive officer of Norfolk Southern Corporation. He joined Norfolk and Western Railway in 1965 and was named chief executive officer of Norfolk Southern in 1992. His board service began in 1992; his current term expires in 2006.

Landon Hilliard, 65, of New York City, is a partner in Brown Brothers Harriman & Co., a private bank in New York City. His board service began in 1992; his current term expires in 2007.

Burton M. Joyce, 62, of Penhook, Va., is chairman of IPSCO, a leading steel producer. His board service began in November 2003; his current term expires in 2007.

Steven F. Leer, 52, of St. Louis, is president and chief executive officer of Arch Coal, Inc., the nation's second-largest coal producer. His board service began in 1999; his current term expires in 2006.

Charles W. Moorman, 52, of Virginia Beach, Va., is president of Norfolk Southern Corporation. He joined Norfolk Southern in 1970 and was named president on Oct. 1, 2004. His board service began Jan. 25, 2005 ; his current term expires in 2005.

Jane Margaret O'Brien, 51, of St. Mary's City, Md., is president of St. Mary's College of Maryland. Her board service began in 1994; her current term expires in 2007.

Harold W. Pote, 58, of New York City, is vice chairman, Retail Financial Services of JPMorgan Chase & Co. His board service began in 1988; his current term expires in 2006.

J. Paul Reason, 63, Admiral, USN, retired, of Norfolk, Va., is president and chief operating officer of Metro Machine Corporation, a ship repair company. His board service began in 2002; his current term expires in 2005.

Officers And Board Committees

Officers as of Feb. 1, 2005

David R. Goode chairman of the board and chief executive officer
Charles W. Moorman president
L. I. Prillaman vice chairman and chief marketing officer
Stephen C. Tobias vice chairman and chief operating officer
Henry C. Wolf vice chairman and chief financial officer
James A. Hixon executive vice president finance and public affairs
Mark D. Manion executive vice president operations
Kathryn B. McQuade executive vice president planning and chief information officer
John P. Rathbone executive vice president administration
Donald W. Seale executive vicepresident sales and marketing
John F. Corcoran senior vice president public affairs
Henry D. Light senior vice president law
John M. Samuels senior vice president operations planning and support
Daniel D. Smith senior vice president energy and properties
James A. Squires senior vice president law
David A. Brown vice president strategic planning
Deborah H. Butler vice president customer service
James E. Carter, Jr. vice president internal audit
Joseph C. Dimino senior general counsel
Cynthia C. Earhart vice president information technology
Terry N. Evans vice president operations, planning and budget
Robert C. Fort vice president public relations
William A. Galanko vice president taxation
Robert E. Huffman vice president intermodal operations
David T. Lawson vice president industrial products
H. Craig Lewis vice president corporate affairs
Mark R. MacMahon vice president labor relations
Bruno Maestri vice president public affairs
Robert E. Martinez vice president business development
Michael R. McClellan vice president automotive and intermodal marketing
Thomas H. Mullenix, Jr. vice president human resources
William J. Romig vice president and treasurer
Marta R. Stewart vice president and controller
Gerhard A. Thelen vice president mechanical
Charles J. Wehrmeister vice president safety and environmental
F. Blair Wimbush vice president real estate
Gary W. Woods vice president engineering
Dezora M. Martin corporate secretary

Committees Of The Board Of Directors

Executive

H.W. Pote, chair
G.L. Baliles
G.R. Carter
D.R. Goode
L. Hilliard
J.M. O'Brien

Governance and Nominating

L. Hilliard, chair
G.L. Baliles
A.D. Correll
S.F. Leer
H.W. Pote

Audit

J.M. O'Brien, chair
G.R. Carter
B.M. Joyce
J.P. Reason

Compensation

G.R. Carter, chair
B.M. Joyce
J.M. O'Brien
H.W. Pote

Finance

G.L. Baliles, chair
A.D. Correll
L. Hilliard
S.F. Leer
J.P. Reason

Charles W. "Wick" Moorman became president of Norfolk Southern Corporation effective Oct. 1, 2004 .

Additionally, effective January 25, 2005, Moorman was elected to NS' Board of Directors, and it is anticipated that he will be nominated for a full term at the company's annual meeting of stockholders in May.

Moorman is a native of Hattiesburg, Miss., and a graduate of Georgia Tech and Harvard Business School . He joined Norfolk Southern in 1970. He served in senior positions in the corporation's transportation, personnel, labor relations, information technology and strategic planning areas. He was named president of NS' Thoroughbred Technology and Telecommunications subsidiary in 1999 and senior vice president corporate planning and services in 2003.

David Goode, chairman and chief executive offvicer, announced the elections of Moorman and five executive vice presidents (see officers). " Norfolk Southern is extremely fortunate to have such a talented executive team, and Wick Moorman is a seasoned, dynamic leader. This is the team that will help us take full advantage of the opportunities presented by our expanding markets and efficient transportation network."

"We have the luxury," Moorman said, "to have a transition that still has the leadership of the chairman to help us steer through the next year."

Stockholder Information

Common Stock

Ticker symbol: NSC

Common stock of Norfolk Southern Corporation is listed and traded on the New York Stock Exchange.

Annual Meeting

May 12, 2005, at 10 a.m. EDT
The Roper Performing Arts Center
340 Granby St.
Norfolk, Va.

Publications

Upon written request, the corporation's annual and quarterly reports on Forms 10-K and 10-Q will be furnished free to stockholders. Write to: Public Relations Department, Norfolk Southern Corporation, Three Commercial Place, Norfolk, Va. 23510-9227 .

A notice and proxy statement/annual meeting of stockholders are furnished to stockholders in advance of the annual meeting.

Upon request, a stockholder may receive a printed copy of the Corporate Goverance Guidelines, board committee charters, Code of Ethics, and Code of Ethical Conduct for Senior Financial Officers. Contact the Corporate Secretary, Norfolk Southern Corporation, Three Commercial Place, Norfolk, Va. 23510-9219 . This information also is available on the NS Web site.

Internal Audit Hotline

High ethical standards always have been key to Norfolk Southern's success. Anyone who may be aware of a violation of the corporation's ethical standards or a conflict of interest, or has a concern or complaint regarding the corporation's financial reporting, accounting, internal controls or auditing matters is encouraged to report such information to the Internal Audit Hotline, (800) 732-9279. Reports may be made anonymously and without fear of retaliation.

Annual report requests and information

(800) 531-6757

World Wide Web Address

www.nscorp.com

Dividends

At its January 2005 meeting, the corporation's board of directors declared a quarterly dividend of 11 cents per share on its common stock, payable on March 10, 2005, to stockholders of record on Feb. 4, 2005 .

Norfolk Southern Corporation pays quarterly dividends on its common stock, usually on or about March 10, June 10, Sept. 10 and Dec. 10. The corporation has paid 90 consecutive quarterly dividends since its inception in 1982. He

Financial Inquiries

Henry C. Wolf
Vice Chairman and Chief Financial Officer
Norfolk Southern Corp.
Three Commercial Place
Norfolk, Va. 23510-9215
(757) 629-2650

Stockholder Inquiries

Leanne D. Marilley
Director Investor Relations
Norfolk Southern Corp.
Three Commercial Place
Norfolk, Va. 23510-9215
(757) 629-2861

Corporate Offices

Executive Offices

Norfolk Southern Corp.
Three Commercial Place
Norfolk, Va. 23510-9227
(757) 629-2600

Regional Offices

110 Franklin Road S.E.
Roanoke, Va. 24042

99 Spring St. S.W.
Atlanta, Ga. 30303

Account Assistance

For assistance with lost stock certificates, transfer requirements and the Dividend Reinvestment Plan, contact:

Registrar and Transfer Agent
The Bank of New York
101 Barclay St. --11E
New York, N.Y. 10286
(866) 272-9472

For assistance with address changes, dividend checks and direct deposit of dividends, contact:

Assistant Corporate Secretary Stockholder Records
Norfolk Southern Corporation
Three Commercial Place
Norfolk, Va. 23510-9219
(800) 531-6757

Dividend Reinvestment Plan

Stockholders whose names appear on their stock certificates (not a street or broker name) are eligible to participate in the Dividend Reinvestment Plan.

The plan provides a convenient, economical and systematic method of acquiring additional shares of the corporation's common stock by permitting eligible stockholders of record to reinvest dividends.

The plan's administrator is The Bank of New York. For additional information, dial (866) 272-9472 .